Form 5
United States Securities and Exchange Commission, Washington, DC 20549

Annual Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

Form 4 Activity Reported




1. Name and Address of Reporting Person:
Dimick, Charles, D.
c/o DDi Corp., 1220 Simon Circle, Anaheim, CA  92806

2. Issuer Name & ticker or trading symbol:
DDi Corp. - DDIC

3. IRS or Social Security Number of Reporting Person (Voluntary) n/a

4. Statement for Month/Year:
12/31/00

5. Relationship of Reporting Person(s) to Issuer:
Director
Officer (Chairman)

6. If Amendment, Date of Original
n/a

7. Individual or Joint/Group Filing
Form filed by One Reporting Person





Table I - Non-Derivative Securities Beneficially Owned

Title of Security: Common Stock
Transaction Date: 12/21/00
Transaction Code: G
Amount: 6,132
Securities Acquired or Dispose of: D (Disposed)
Price: $19.563
Amount of Securities Beneficially Owned at End of Month: 1,209,520 Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 12/21/00
Transaction Code: G
Amount: 1,117
Securities Acquired or Dispose of: A (Acquired)
Price: $19.563
Amount of Securities Beneficially Owned at End of Month: 12,347
Ownership Form Direct or Indirect: I (Indirect)
Nature of Indirect Beneficial Ownership: minor child



Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Derivative Security: Series L Options
Conversion or Exercise Price of Derivative Security: $12.64
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 10/31/00
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 142,725
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 142,725 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series B Options
Conversion or Exercise Price of Derivative Security: $21.79
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 10/31/00
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 5,972
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 5,972 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series A Options
Conversion or Exercise Price of Derivative Security: $0.56
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 10/31/00
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 11,548
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 11,548 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Warrants
Conversion or Exercise Price of Derivative Security: $21.79
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/11/00
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 26,575
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 26,575 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series C Options
Conversion or Exercise Price of Derivative Security: $14.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/14/04
Expiration Date: 4/14/10
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 50,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 50,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series D Options
Conversion or Exercise Price of Derivative Security: $12.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/25/04
Expiration Date: 4/25/10
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 46,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 46,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Explanation of Responses:
Mr. Dimick is a Director of DDi Corp. and its Chairman.




Signature of Reporting Person: Charles D. Dimick
Date: 2/12/01





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